UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 1, 2014

Ares Commercial Real Estate Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-35517	45-3148087
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One North Wacker Drive, 48th Floor, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 252-7500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 1, 2014, ACRE Capital LLC (“ACRE Capital”), a Michigan limited liability company and wholly owned indirect subsidiary of Ares Commercial Real Estate Corporation, a Maryland corporation, entered into a Sixth Amended and Restated Mortgage Warehousing Credit and Security Agreement (the “Bank of America Warehousing Agreement”) with Bank of America, N.A. and the other lenders thereto. The Bank of America Warehousing Agreement provides for a committed warehouse line of up to $80.0 million that matures on April 15, 2015.  The Bank of America Warehousing Agreement provides ACRE Capital with the ability to fund Fannie Mae and Federal Housing Administration (FHA) loans.  Advances are made up to 100% of the value of the collateral pledged under the facility and, subject to certain limited exceptions, borrowings under the Bank of America Warehousing Agreement bear interest at a rate derived from a daily floating LIBOR plus an applicable margin of 1.60%.  The Bank of America Warehousing Agreement also provides ACRE Capital with the ability to fund Freddie Mac loans in the event ACRE Capital obtains appropriate licenses in connection with such loans. As of May 1, 2014, ACRE Capital had approximately $6.1 million of borrowings outstanding under this facility.

The obligations of ACRE Capital under the Bank of America Warehousing Agreement are secured by a pledge of all of ACRE Capital’s right, title and interest in and to all mortgage loans financed by this facility from time to time and all related mortgages and security agreements evidencing or securing those mortgage loans, all mortgage-backed securities that are created in whole or in part on the basis of the pledged loans and certain other related collateral as further described in the Bank of America Warehousing Agreement.

The Bank of America Warehousing Agreement contains certain affirmative and negative covenants that are binding on ACRE Capital (which are in some cases subject to exceptions), including, but not limited to, restrictions on the ability of ACRE Capital to undertake certain fundamental changes such as mergers, amendments to its operating agreement, liquidations, dissolutions or dispositions of substantial portions of its assets or businesses; to issue, sell, assign, pledge or otherwise encumber or dispose of any membership interest; to redeem, repurchase or otherwise acquire or retire any of its membership interest; to incur, create, assume, guarantee, become liable for or permit to exist any indebtedness; to make certain distributions; to make payments on subordinated indebtedness; to incur, create, assume, or permit to exist any lien; to alter the nature of its principal business; or to make certain investments.

In addition, the Bank of America Warehousing Agreement requires ACRE Capital to comply with certain financial covenants, including:

•                  a tangible net worth covenant;

•                  a leverage ratio covenant;

•                  a liquidity covenant;

•                  a servicing portfolio covenant;

•                  a delinquencies covenant; and

•                  a minimum deposits covenant.

The Bank of America Warehousing Agreement contains customary events of default (which are in some cases subject to certain exceptions, thresholds, notice requirements and grace periods), including, but not limited to, nonpayment of principal or interest, failure to observe or perform covenants, breaches of representations and warranties, cross-defaults with certain other agreements or indebtedness, final judgments or orders, certain bankruptcy-related events or other relief proceedings or certain change of control events.

The foregoing description of the Bank of America Warehousing Agreement is only a summary of certain material provisions of the Bank of America Warehousing Agreement and is qualified in its entirety by reference to a copy of such agreement, which is filed herewith as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit Number	Exhibit Description
10.1

Sixth Amended and Restated Mortgage Warehousing Credit and Security Agreement, dated as of May 1, 2014, by and among ACRE Capital LLC, Bank of America, N.A., as Agent and Lender and the other Lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       May 6, 2014

ARES COMMERCIAL REAL ESTATE CORPORATION

By:	/s/ Anton Feingold
Name:	Anton Feingold
Title:	Vice President and Secretary